Exhibit 10.8

LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07015

March 27, 2006

Robert J. DiNicola
6211 St. Andrews Drive
Dallas, Texas 75205

Re:
Grant of Stock Options

Dear Bob:

        We are pleased to inform you that you have been granted options to purchase 321,946 shares of common stock of Linens Holding Co. (the "Company"). As further described below, the options have varying features relating to vesting and are denominated as an "Investment Option", a "Time Option" and a "Performance Option", and are collectively referred to as the "Options". The Time Option and the Performance Option have been granted pursuant to the Company's Stock Option Plan (the "Plan"), a copy of which is attached, and are subject in all respects to the provisions of the Plan, except as specifically modified hereby. The Investment Option has not been granted under the Plan and shall have no effect on the number of options that may be awarded under the Plan. However, in all other respects, the Investment Option shall be treated as if it were awarded under the Plan, and shall be subject to the terms and conditions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

  1.
  Investment Option:    The key terms of the Investment Option are as follows:

  (a)
  Number of Shares.    40,000

  (b)
  Exercise Price per Share.    $50.00

  (c)
  Vesting.    The Investment Option is fully vested and immediately exercisable.

  2.
  Time Option:    The key terms of the Time Option are as follows:

  (a)
  Number of Shares.    140,973

  (b)
  Exercise Price per Share.    $50.00

  (c)
  Vesting.    The Time Option will vest and become exercisable in four equal annual installments on February 14, 2007, 2008, 2009 and 2010, provided that the Time Option will become fully vested and exercisable (i) immediately prior to a "Change of Control" (as defined in the Employment Agreement among you, the Company, and Linens 'n Things, Inc. dated as of February 14, 2006 (the "Employment Agreement")), or (ii) upon your ceasing to be an Employee by reason of your death or Disability.

  3.
  Performance Option:    The key terms of the Performance Option are as follows:

  (a)
  Number of Shares.    140,973

  (b)
  Exercise Price per Share.    $50.00

  (c)
  Vesting.

  (i)
  If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price (the "Performance Goal"), then (1) if such Measurement Date is other than the date of a Linens Investors Liquidity Event, the Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs after any such Measurement Date, any unvested installment shall become fully vested immediately prior to the Change of Control, and (2) if such Measurement Date is the date of a Linens Investors Liquidity Event, the Performance Option will become fully vested and immediately exercisable at such time.

      (ii)
      If, on any Measurement Date prior to a Qualified IPO, the Performance Goal would be satisfied by disregarding in the calculation of Net Equity Value, some portion, but not all, of your Performance Option as well as similar performance options granted to other employees, then a portion of your Performance Option shall vest, as determined by the Option Committee in a fair and equitable manner.

      (iii)
      Whether or not the Performance Goal is achieved, if you cease to be an Employee by reason of your death or Disability, the Performance Option will become fully vested and exercisable.
    (d)
    Definitions.

    (i)
    "Fully Diluted Shares" means, on any Measurement Date, the number of Shares outstanding, plus the number of Shares subject to all outstanding options, warrants and rights to acquire Shares, whether or not exercisable.

    (ii)
    "Linens Investors Liquidity Event" means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which all of the Shares held by Linens Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that Linens Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

    (iii)
    "Measurement Date" means (1) prior to a Qualified IPO, the last day of any fiscal quarter, starting with the last day of the fiscal quarter ending coincident with or next following December 31, 2007, (2) following a Qualified IPO, each trading day, starting with the 90th trading day following the Qualified IPO, or (3) the date of a Linens Investors Liquidity Event, whether before or after a Qualified IPO.

    (iv)
    "Net Equity Value" means (1) 7.5 multiplied by the Company's consolidated operating earnings, before interest, income taxes, depreciation and amortization ("EBITDA") for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of cash, cash equivalents, and the aggregate exercise price of all outstanding options or warrants to purchase Shares, whether or not exercisable, in each case as of the Measurement Date, less (3) debt as of the Measurement Date. EBITDA, cash and debt shall be determined by the Option Committee based on the Company's financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Option Committee shall deem equitable and appropriate.

    (v)
    "Qualified IPO" means a sale by the Company of Shares in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Company of not less than $150 million, resulting in the listing of the Shares on a nationally recognized stock exchange, including without limitation the Nasdaq National Market System.

    (vi)
    "Target Stock Price" means $50, compounded at an annual rate of 25% from February 14, 2006 to the Measurement Date, provided that the Option Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

      (vii)
      "Value Per Share" means (1) prior to a Qualified IPO, the Net Equity Value divided by the Fully Diluted Shares, (2) following a Qualified IPO, the average closing price of a Share for the period of 90 consecutive trading days ending on the Measurement Date, or (3) upon a Linens Investors Liquidity Event, the price per Share realized by Linens Investors.
  4.
  Termination of the Options:    Whether or not exercisable or scheduled to become exercisable, the Options will terminate as provided in Section 5 of the Plan; provided that (i) clause (ii) of Section 5(a) of the Plan shall not apply, and (ii) upon your ceasing to be an Employee under circumstances pursuant to which you are entitled to receive the severance benefits set forth in the Employment Agreement, the Options, to the extent then vested, will remain exercisable until and expire upon the 181st day following such termination, and (iii) the Performance Option will terminate no later than a Linens Investors Liquidity Event to the extent the Performance Goal is not achieved at such time, or was not previously achieved.

  5.
  No Repurchase Right.    Section 8(c) of the Plan shall not apply to any Shares you acquire upon exercise of the Options.

  6.
  Federal Taxes:    The Options granted to you are treated as "nonqualified options" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

        We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

LINENS HOLDING CO.
By:	/s/ WILLIAM T. GILES William T. Giles Executive Vice President and Chief Financial Officer
Agreed to and Accepted by:
/s/ ROBERT J. DINICOLA Name: Robert J. DiNicola